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PRESS RELEASE

For Immediate Release

Bluerock Growth REIT Board Approves Acquisition of Additional Stake in Enders Place at Baldwin Park

New York, NY (May 29, 2014) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company” or “BRG”) announced today that its Board of Directors approved an agreement to acquire up to 51.5% of the remaining interest in Enders Place at Baldwin Park, a 220-unit luxury multifamily rental community in Orlando, Florida.

BRG’s underwriting projects the return on cost in year one to be north of 6.25%. This, the company believes, compares favorably with sales of comparable multifamily communities in the Orlando, Florida area which are at average cap rates of 5.25% - 5.50%. The investment is forecast to generate an 11.5% AFFO yield in year one, growing thereafter, with a 1.9x equity multiple. BRG will invest up to $4 million in this transaction.

Bluerock originally invested in Enders Place as a “fractured condominium” in October 2012, acquiring 198 units of the 220-unit development. Since its purchase in 2012, ownership has been successful in acquiring the 22 remaining units, collapsing the condominium, and operating the property as a best-in-class rental community.

“We believe this is an excellent opportunity to consolidate our ownership in an attractive Class A asset in a market with significant rental growth upside, and to deliver both current income with NAV growth potential for BRG”, said Ramin Kamfar, Chairman and CEO of BRG.

Enders Place is one of several communities within the larger Baldwin Park development. Pedestrian-friendly with 215 acres of park space, nature trails and amenities, Baldwin Park is a popular and award-winning, low- to medium-density planned community and is an example of the New Urbanist design. The development, which was built in the early 2000s, also features high-end housing, top schools, and quality shopping, restaurants and fitness facilities, all within three miles of Orlando’s Central Business District. Enders Place, which was built in 2003, spans approximately 232,147 square feet with an average unit size of 1,172 square feet. Units are spread across 29 two- and three-story buildings and feature amenities such as patios/balconies, crown molding, roman tubs, and European style cabinetry, among others.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward looking statements are based on the Company’s present expectations, but these statements are not guaranteed to occur, including the consummation of the Company’s acquisition, the expected performance of the property, management’s commentary regarding the property’s potential to create income and value and expectations, the attractiveness and implied value of the property, operating performance of the property, and outlook of the Orlando, Florida market. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus dated March 28, 2014 and filed by the Company with the Securities and Exchange Commission (“SEC”) on April 1, 2014, and other discussions of risk factors as detailed in subsequent filings by the Company with the SEC, including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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